UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 6, 2009
Date of Report (Date of earliest event reported)

IMPALA MINERAL EXPLORATION CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52880 (Commission File Number)	98-0549550 (IRS Employer Identification No.)

520-470 Granville Street Vancouver, British Columbia (Address of principal executive offices)	V6C 1V6 (Zip Code)

(604) 689-7178
Registrant's telephone number, including area code

3675 East First Avenue, Suite 201
Burnaby, British Columbia, V5C 3V8
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on July 6, 2009, the Board of Directors of Impala Mineral Exploration Corp. (the "Company") accepted the resignation of Laurence Stephenson as President, Chief Executive Officer, Principal Financial Officer, Secretary, Treasurer and a Director of the Company.

On the same date, the Board of Directors of the Company accepted the consent of John Dahle to serve as President, Chief Executive Officer, Principal Financial Officer, Secretary, Treasurer and a Director of the Company.

Mr. Dahle has been employed by Pacific Investor Relations Corp. since February 2007, providing various shareholder communication services to reporting companies. From December 2006 to February 2007, Mr. Dahle was employed by Big Steel Rebar as a laborer at various construction sites. From February 2000 to November 2006, Mr. Dahle was employed as a stock rustler and in various other capacities by Columbia Plywood, a Division of Columbia Forest Products. Mr. Dahle served as President, Chief Executive Officer, Principal Executive Officer and a director of Bear River Resources, Inc. (now known as Omnicity Corp.) from February 17, 2007 until September 14, 2008. He also served as Bear River's Secretary, Treasurer and Chief Financial Officer from February 17, 2007 until July 18, 2007.

As a result of the Board of Director's acceptance of the changes set forth above, the Company's current officers and directors are as follows:

Name	Position
John Dahle	President, Chief Executive Officer, Principal Financial Officer, Secretary, Treasurer and a Director
Brian Tuson	Director
Stephen Mooney	Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPALA MINERAL EXPLORATION CORP.
Date: July 8, 2009.	/s/ John Dahle Name: John Dahle Title: President, Chief Executive Officer, Principal Financial Officer, Secretary, Treasurer and a Director

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